EXHIBIT 24.1
POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of HeartWare Limited constitute and appoint Douglas Godshall and David McIntyre, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of HeartWare Limited, its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of ordinary shares of the Company pursuant to the HeartWare Limited Performance Rights Plan to be filed with the Securities and Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

/s/ Douglas Godshall	Chief Executive Officer and Director	August 12, 2008
Douglas Godshall	(principal executive officer)

/s/ David McIntyre	Chief Financial Officer	August 12, 2008
David McIntyre	(principal financial and accounting officer)

/s/ Robert Thomas	Chairman and Director	August 12, 2008
Robert Thomas

/s/ Dr. Seth Harrison	Director	August 12, 2008

Dr. Seth Harrison

/s/ Dr. Christine Bennett	Director	August 12, 2008
Dr. Christine Bennett

/s/ Dr. Denis Wade, AM	Director	August 12, 2008
Dr. Denis Wade, AM

/s/ Robert Stockman	Director	August 12, 2008
Robert Stockman

/s/ Timothy J. Barberich	Director	August 12, 2008
Timothy J. Barberich